Exhibit 99.1

HF Foods Completes the Purchase of 10 Industrial Warehousing Properties

- Transaction to eliminate lease expense (estimated to increase to $6.5 million over the next two to three years) and improve EBITDA by approximately $2.8 million in 2020 compared to 2019

GREENSBORO, NC – January 21, 2020 – HF Foods Group Inc. (NASDAQ: HFFG), a leading food distributor to Asian restaurants across the Southeast, Pacific and Mountain West regions of the United States, has completed the purchase of 10 warehousing properties through its wholly owned subsidiary B&R Global Holdings, Inc. (“BRGH”) for an aggregate consideration of $101.3 million.

Under the terms of the purchase agreement, BRGH has acquired a 100% stake in nine independent property holding companies. The holding companies collectively control 10 warehousing properties, totaling 642,757 sq. ft. (including 223,500 sq. ft. of cold and freezer storage space), which were previously owned by B&R Group Realty Holding LLC (“BRGR”), a real estate holding company that is 8.91% owned and managed by Peter Zhang, co-CEO of HF Foods Group.

CBRE Valuation and Advisory Services independently appraised 9 of the 10 the properties as having an aggregate value of $100,755,000. The tenth property was mutually valued by BRGH and BRGR for the purposes of this transaction at $514,700, which is below book value. The principal lenders for the transaction were J.P. Morgan Chase Bank and Comerica Bank (the “Syndicate”). A special transactions review committee, composed of the company’s independent directors, reviewed and approved the transaction and the related financing on behalf of HF Foods Group’s board.

The transaction is approximately 75% ($75.6 million) financed by the Syndicate. Additionally, BRGH has issued a $7.0 million Unsecured Subordinated Promissory Note (the “Note”) to BRGR. The balance of the consideration ($18.7 million) was financed by drawing on the Company’s line of credit. The Note matures on January 17, 2030 and carries an interest rate of 6% per annum. The Note is repayable in whole or in part at any time prior to the maturity date with no prepayment penalties, subject to meeting the Syndicate’s loan covenant requirements.

“With the closing of this transaction, we have gained control of the warehousing properties on terms that we believe are beneficial to our shareholders,” said Zhou Min Ni, chairman and co-CEO of HF Foods. “These are properties in which we’ve already invested to upgrade the freezer and storage facilities, which help us better serve our customers and operate more effectively. By owning them outright, we have reduced our dependence on outside parties, and we will eliminate our entire lease expense, which was up for renewal in the next two to three years and was estimated to increase to $6.5 million. The acquisition of the properties will also improve our EBITDA by approximately $2.8 million in 2020.”

Peter Zhang commented: “With the completion of the merger between BRGH and HF Foods in November last year, we believe it was imperative to mitigate any conflict of interest and establish terms for this transaction that are in the best interests of all shareholders. We’re pleased to have completed this transaction and brought the warehousing facilities under our control.”

For additional details related to the transaction, please see the corresponding 8-k, which can be accessed via the company’s investor relations website.

About HF Foods Group Inc.

HF Foods Group Inc., headquartered in Greensboro, North Carolina, is a leading marketer and distributor of fresh produce, frozen and dry food, and non-food products to primarily Asian/Chinese restaurants and other foodservice customers throughout the Southeast, Pacific and Mountain West regions of the United States. With 14 distribution centers along the U.S. eastern and western seaboards, HF Foods aims to supply the increasing demand for Asian American restaurant cuisine. With an in-house proprietary ordering and inventory control network, more than 10,000 established customers in 21 states, and strong relations with growers and suppliers of food products in the US and China, HF Foods Group is able to offer fresh, high-quality specialty restaurant foods and supplies at economical prices to its large and growing base of customers. For more information, please visit hffoodsgroup.com.

Forward-Looking Statements

All statements in this news release other than statements of historical facts are forward-looking statements which contain our current expectations about our future results. We have attempted to identify any forward-looking statements by using words such as “anticipates,” “believes,” “could,” “expects,” “intends,” “may,” “should” and other similar expressions. Although we believe that the expectations reflected in all of our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause the Company’s actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements. Such factors include, but are not limited to, unfavorable macroeconomic conditions in the United States, competition in the food service distribution industry, particularly the entry of new competitors into the Chinese/Asian restaurant market niche, increases in fuel costs or commodity prices, disruption of relationships with vendors and increases in product prices, U.S. government tariffs on products imported into the United States, particularly from China, changes in consumer eating and dining out habits, disruption of relationships with or loss of customers, our ability to execute our acquisition strategy, availability of financing to execute our acquisition strategy, control of the Company by our Chief Executive Officer and principal stockholder, failure to retain our senior management and other key personnel, our ability to attract, train and retain employees, changes in and enforcement of immigration laws, failure to comply with various federal, state and local rules and regulations regarding food safety, sanitation, transportation, minimum wage, overtime and other health and safety laws, product recalls, voluntary recalls or withdrawals if any of the products we distribute are alleged to have caused illness, been mislabeled, misbranded or adulterated or to otherwise have violated applicable government regulations, failure to protect our intellectual property rights, any cyber security incident, other technology disruption, or delay in implementing our information technology systems, statements of assumption underlying any of the foregoing, and other factors disclosed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018 and other filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. Except as required by law, we undertake no obligation to disclose any revision to these forward-looking statements.

Investor Relations Contact:

Gateway Investor Relations

Cody Slach

Tel 1-949-574-3860

HFFG@gatewayir.com